CONEXANT SYSTEMS, INC.
2007 PEAK PERFORMANCE INCENTIVE PLAN

Section 1. Overview. The Peak Performance Incentive Plan (the “Plan”) may pay cash bonuses (each, a “Bonus Award”) to select employees. Bonus Awards are paid annually. The amount of a Bonus Award is based upon an employee’s Eligible Earnings, Bonus Target, performance during the Performance Year, and the Incentive Pool made available for payments under the Plan for the applicable Performance Year.

Section 2. Purpose. The Plan is designed to focus the efforts of certain employees of Conexant Systems, Inc. and its subsidiaries (the “Company”) on the continued improvement in the performance of the Company, and to aid in attracting, motivating and retaining superior employees by providing an incentive and reward for those employees contributing to the performance of the Company.

Section 3. Performance Year. The Plan is effective for the fiscal 2007 year beginning October 1, 2006 and ending September 29, 2007 (the “Performance Year”).

Section 4. Eligibility. Those employees who are determined to be eligible to receive a Bonus Award are called “Participants.”

(a)	Eligible Participants. Except as specifically provided otherwise in this Plan, a person must be employed by the company, on active status on the Company payroll, on salary continuation, or on a formal leave of absence on or before June 30 and on the last day of the Performance Year (except as provided in Sections 6 or 7 below) to be eligible for participation in the Plan. A Participant may work either full-time or part-time as an employee, as long as other eligibility criteria are met. Employees who are covered for the full period of the Performance Year by the Sales Incentive program and employees that are subject to a separate bonus plan (such as for a specific geographic location or line of business) shall not be eligible to participate in the Plan.

(b)	Determination of Participants. Prior to the beginning of the Performance Year, or as soon as practicable thereafter, the Compensation Committee shall determine which Executive Officers subject to SEC reporting (“Executive Officers”) are Participants and the Chief Executive Officer and/or President shall determine which employees are eligible to be Participants in the Plan. Additional Participants may be included during the Performance Year and, as provided herein, an employee’s participation in the Plan may terminate.

Section 5. Bonus Award. There is no minimum Bonus Award or guaranteed payment. A Participant’s Bonus Award is calculated with reference to such Participant’s Bonus Target (as defined below), that Participant’s performance for the Performance Year and the Incentive Pool (as defined below) for the Performance Year.

(a) Bonus Targets.

(1)	Each Participant has a target (the “Bonus Target”) stated as a percentage of a Participant’s Eligible Earnings.

(2)	Eligible Earnings refers only to amounts earned while a Participant is in the Plan during the Performance Year. “Eligible Earnings” means all earnings, including shift premiums, workweek premiums, and overtime (for U.S. salaried non-exempt Employees only) paid during the Performance Year. The term “Eligible Earnings” excludes incentive payments (such as FIRST program awards, sign-on bonuses, retention bonuses, stock option exercises and vesting of restricted stock and performance shares), and excludes any payoffs for unused vacation, unused sick time, earnings from workers’ compensation or any payments while an Employee is on suspension or disciplinary time-off. For international employees, what is included in “Eligible Earnings” may be adjusted by the company based on local law and payroll practices.

(3)	The Compensation Committee establishes individual Bonus Targets for Executive Officers. Bonus Targets for other employees are established by the Company’s Chief Executive Officer and/or President in consultation with Human Resources.

(b)	Determination of the Incentive Pool Amount. On or about the beginning of the Performance Year, the Compensation Committee will establish the performance metric(s) which, upon their achievement, would be taken into consideration when determining whether or not to identify an amount available for payment of Bonus Awards under the Plan (referred to as the “Incentive Pool”). The performance metric(s) will be set based on, among other things, achievement of Company financial and business plans and achievement of certain goals vs. the Company’s competitors. For fiscal year 2007, the Committee has chosen achievement of certain operating profit goals as the primary performance metric for determining the Incentive Pool. At the end of the Performance Year and closing of the Company’s fiscal year financials, the Compensation Committee in its sole discretion may identify an amount as the Incentive Pool, which amount may be greater than or less than the amount determined solely by reference to the previously-established performance metric(s). In exercising its discretion to determine whether to identify an Incentive Pool amount, and, if so, in what amount, the Compensation Committee will consider all circumstances then existing that it deems relevant, including, but not limited to, the achievement of certain 2007 operating profit goals, market conditions, forecasts, and anticipated expenses to be incurred or payable during the fiscal year.

(c)	Determination of Bonus Award Amount.

(1)	A Bonus Award is calculated with reference to: (i) a Participant’s Eligible Earnings multiplied by that Participant’s Bonus Target (this is called the “Target Award”), (ii) that Participant’s performance for the Performance Year, and (iii) the Incentive Pool made available for Bonus Awards under the Plan for the Performance Year.

(2)	The amount of a Bonus Award to a Participant who is a Company Officer is determined by the Compensation Committee. The amount of a Bonus Award to a Participant who is not a Company Officer, is determined by the executive leader of a Participant’s business unit or functional group and the Chief Executive Officer and/or President. A Participant’s Bonus Award can be either greater than or less than (including zero) a Participant’s Target Award.

(3)	A Participant’s Bonus Award is linked to an assessment of a Participant’s total job performance for the Performance Year. Factors that may be considered, include but are not limited to, what a Participant does to advance Conexant’s success and how a Participant does it, especially leadership, balance of short-term actions with long-term goals, and resource allocation while prioritizing the needs of customers, employees and stockholders.

(4)	There is neither a minimum nor maximum amount of a Bonus Award that may be paid to a Participant for the Performance Year. At Conexant’s discretion, a Bonus Award amount may be prorated for those Participants who are eligible to participate in the Plan for less than the full Performance Year; provided, however, all decisions relating to Bonus Awards for Executive Officers must be made by the Compensation Committee.

(d)	Payment of Awards. To be eligible to receive a Bonus Award, a Participant must be an employee in good standing and, on active status, receiving salary continuation or be on a formal leave of absence at the time the Bonus Awards are distributed. As soon as administratively practicable following the determination of a Participant’s Bonus Award or within 2.5 months after the end of the performance year, such Bonus Award, less any legally required withholding, shall be paid to a Participant (unless a Participant is on a formal leave of absence) or, in the event of a Participant’s death, in accordance with Section 6 hereof. If, at the time a Bonus Award is to be paid, a Participant is on a formal leave of absence, a Participant shall receive his or her Bonus Award, if and when a Participant returns to active status.

Section 6. Death of a Participant.

(a)	Beneficiary. A Participant’s beneficiaries are those specified at the time of a Participant’s death in a Participant’s will or a Participant’s heirs if a Participant does not have a valid will. If a Participant dies prior to the date of any payment in question, the amount otherwise payable shall be paid to a Participant’s beneficiary.

(b)	Death during Performance Year. In case of a Participant’s death during the Performance Year, the Company may pay a pro rata portion of the Bonus Award to which a Participant would have been entitled for the Performance Year. Such pro rata portion shall be equal to (i) the ratio which a Participant’s completed calendar months of employment during the Performance Year bears to 12 multiplied by (ii) the amount to which the Company determines a Participant would have been entitled, as determined in Section 5 herein, had a Participant continued in Active Status through the end of the Performance Year.

(c)	Death after Performance Year. In case of the death of a Participant after the end of the Performance Year, but before the delivery of a Bonus Award to which he or she may be entitled, such Bonus Award shall be delivered to a Participant’s beneficiary.

Section 7. Disability of Participant. In the event of a Participant’s Disability during the Performance Year, a Participant shall become eligible for a portion of an Award, based on a pro rata portion of the Performance Year represented by the time prior to the absence from work caused by the Disability. Disability is the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

Section 8. Termination of Employment. Upon an employee’s termination during the Performance Year for any reason other than those specified in Sections 6 or 7 hereof, such former employee shall no longer be a Participant and shall not have any right to a Bonus Award under the Plan.

Section 9. Miscellaneous

(a)	Administration of the Plan. Except as otherwise required for the Executive Officers under the Charter of the Compensation Committee, the Company’s Chief Executive Officer and/or President have the sole discretion to: (i) adopt such rules, regulations, agreements and instruments as it deems necessary to administer the Plan; (ii) interpret the terms of the Plan; (iii) determine an employee’s eligibility under the Plan; (iv) determine whether a Participant is to receive a Bonus Award under the Plan; (v) determine the amount of any Bonus Award to a Participant; (vi) determine when a Bonus Award is to be paid to a Participant; (vii) amend, suspend or terminate the Plan, without notice; and (viii) take any and all other actions it deems necessary or advisable for the proper administration of the Plan.

(b)	Notification. A copy of this Plan shall be provided to each Participant upon request. A Participant shall have no right to or interest in an Award unless and until a Participant’s Award has been determined and paid to a Participant.

(c)	Nature of the Plan. Whether to grant any Bonus Awards under this Plan, and in what amounts, are under the Compensation Committee and management’s discretion. Participation in this Plan is not intended, nor should it be interpreted, to create any entitlement to participate in this or any future incentive plans or to receive the same or similar incentive payments that may be received under this Plan. No Participant should make any decision based on any hope or expectation of receiving any incentive under this Plan. Nothing contained in nor will any action under the Plan confer upon any individual any right to continue in the employment of the Company and does not constitute any contract or agreement of employment or interfere in any way with the right of the Company to terminate any individual’s employment.

(d)	Termination and Notification. The Company may at any time modify, terminate or from time to time, suspend and, if suspended, may reinstate the provisions of this Plan.

(e)	Withholding Tax. As required by law, federal, state or local taxes that are subject to the withholding of tax at the source shall be withheld by the Company as necessary to satisfy such requirements.

(f)	Award Limitations. Bonus Awards made under this Plan are not considered for the purpose of calculating any extra benefits; any termination, severance, redundancy, or end-of-service premium payments; other bonuses or long-service awards; overtime premiums; pension or retirement benefits; or future base pay or any other payment to be made by the Company to a Participant or former Participant.

(g)	All Rights Reserved. The Company expressly reserves all rights and control over the Plan. Although the Company expects that the Plan will continue, the Company may change, amend, or terminate any provisions of the Plan, or the Plan itself, at any time, in its sole discretion.

(h)	Unfunded Plan. Nothing contained in this plan will be deemed to require the Company to deposit, invest or set aside amounts for the payment of any Bonus Awards. Participation in the Plan does not give a Participant any ownership, security, or other rights in any assets of the Company.

(i)	Applicable Law. The Plan will be governed by and construed in accordance with the laws of the State of Delaware.

(j)	Validity. In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.